POWER OF ATTORNEY

 This statement confirms that I have authorized and

designated Lee R. Mitau and Laura F. Bednarski, and each

of them, as my attorney-in-fact to execute and file on

my behalf all Forms 3, 4 and 5(including any amendments)

that I may be required to file with the Securities and

Exchange Commission as a result of my ownership of or

transactions in securities of U.S. Bancorp.  Their

authority under Statement shall continue

until I am no longer required to file Forms 4 and 5

with regard to my ownership of or transactions in

securities of U.S. Bancorp, unless I revoke it earlier

writing.  I acknowledge that they are not assuming any of

my responsibilities to comply with Section 16 of the

Securities Exchange Act of 1934.

Dated:  3/09/2009

    /s/ Y. Marc Belton

    Signature

    Y. Marc Belton

    Printed Name